WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	1

EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Investor Relations Contact: Dominic C. Canuso
(302) 571-6833
January 22, 2019	dcanuso@wsfsbank.com
Media Contact: Jimmy A. Hernandez
(302) 571-5254
jhernandez@wsfsbank.com

WSFS REPORTS 4Q 2018 ROA OF 1.66% AND EPS OF $0.93 AND
FULL-YEAR ROA OF 1.92% AND EPS OF $4.19
RECORD FULL-YEAR OPERATING PERFORMANCE DRIVEN ENTIRELY BY
ORGANIC AND BALANCED NET REVENUE GROWTH, INCLUDING A 4.09% NET
INTEREST MARGIN
WILMINGTON, Del. — WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, reported net income of $29.7 million, or $0.93 per diluted common share for 4Q 2018 compared to a net loss of $9.8 million, or $0.31 per share for 4Q 2017 and net income of $38.9 million, or $1.20 per share for 3Q 2018. Net income for the year ended December 31, 2018 was $134.7 million, or $4.19 per diluted common share, as compared to $50.2 million, or $1.56 per share for 2017.
The results for full-year 2018 include $20.7 million, or $0.49 per share, of pre-tax unrealized valuation gains on our equity investment in Visa Class B shares, $3.8 million, or $0.09 per share, of pre-tax realized gain from the cash sale of a portion of our Visa Class B shares and a pre-tax insurance recovery of $7.9 million, or $0.19 per share, partially offset by $6.5 million, or $0.18 per share of pre-tax corporate development expenses related to our pending merger with Beneficial Bancorp, Inc. (Beneficial). The results for 4Q 2017 and full-year 2017 included a $14.5 million income tax charge, or $0.45 per share, upon revaluing the Company’s deferred tax asset (DTA) as a result of tax reform; a $12.0 million legal settlement, or $0.24 per share, of which the Company recovered the aforementioned $7.9 million in 2018 and is pursuing full recovery of the remaining amount; an $8.0 million income tax charge, or $0.25 per share, from the purposeful surrender of Bank-Owned Life Insurance (BOLI) policies; and a $2.8 million fraud loss expense, or $0.06 per share, of which the Company recovered $1.7 million in 2018 and is pursuing full recovery of the remaining amount.

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Net revenue (which includes net interest income and noninterest income) was $102.9 million for 4Q 2018, an increase of $12.7 million, or 14% from 4Q 2017. The strong increase in net revenue was entirely organic and well balanced between net interest income and noninterest income, given our targeted mix of revenue. For full-year 2018, net revenue was $409.0 million, an increase of $63.1 million, or 18%, in comparison with full-year 2017. Noninterest expense was $225.0 million for full-year 2018, a decrease of $1.4 million, or 1% in comparison with full-year 2017.
Net interest income for 4Q 2018 was $64.7 million, an increase of $6.9 million, or 12% from 4Q 2017. Fee income (noninterest income) was $38.2 million, an increase of $5.8 million, or 18% from 4Q 2017, and included a $2.2 million pre-tax unrealized valuation gain on our equity investment in Visa Class B shares. Noninterest expenses were $61.4 million in 4Q 2018, a decrease of $6.7 million, or 10% from 4Q 2017. The results for 4Q 2018 included $2.2 million of pre-tax corporate development costs related to our pending merger with Beneficial, while 4Q 2017 included $16.3 million of pre-tax expense, including the aforementioned $12.0 million legal settlement and $2.8 million fraud loss expense, and a $1.5 million contribution to the WSFS Foundation.
For 4Q 2018, return on assets (ROA) was 1.66%, return on equity (ROE) was 14.89%, return on average tangible common equity (ROTCE)(1) was 19.83% and the efficiency ratio was 59.44%. For the full-year 2018, ROA was 1.92%, ROE was 17.63%, ROTCE was 23.72% and the efficiency ratio was 54.84%. The full-year represented top-tier performance compared to our peer groups and, on a reported and core basis, significantly outperformed targets set for the third and final year of our Strategic Plan.

(1) As used in this release, core return on average tangible common equity (ROTCE)is a non-GAAP financial measure. For a reconciliation of this measure to its comparable GAAP measure, see pages 21 and 22 of this press release.

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Highlights for 4Q and Full-Year 2018:

•	4Q 2018 core earnings per share (EPS)(2) of $0.94 increased $0.23, or 32%, from $0.71 in 4Q 2017. Full-year 2018 core EPS was a record $3.55, and increased $0.99, or 39%, from $2.56 in 2017.

•	4Q 2018 core ROA(2) was 1.67%, a 27% increase compared to 1.31% for 4Q 2017. Full-year 2018 core ROA was a record 1.63%, a 35% increase compared to 1.21% in 2017.

•	Core ROTCE was 19.96% for 4Q 2018, a 21% increase compared to 16.46% for 4Q 2017. Full-year 2018 core ROTCE was 20.18%, a 28% increase compared to 15.82% in 2017.

•
Core net revenue(2) of $100.7 million increased $10.8 million, or 12%, from 4Q 2017, and was driven entirely by strong organic growth, balanced between a $6.9 million, or 12%, increase in core net interest income(2) and a $3.8 million, or 12%, increase in core fee income (noninterest income)(2) across several business lines. Full-year 2018 core net revenue also increased 12% from 2017.

•
4Q 2018 net interest margin increased 16 bps to 4.16% from 4Q 2017 and full-year 2018 net interest margin increased 14 bps to 4.09% compared to 2017, primarily as a result of improved positioning in the higher short-term interest rate environment, pricing discipline, and prudent balance sheet management.

•
4Q 2018 core noninterest expense(2) increased $7.4 million, or 14% from 4Q 2017, resulting in a core efficiency ratio(2) of 58.5%. The increase in 4Q 2018 included a $4.3 million increase in variable incentive compensation costs from pay-for-performance plans, including $1.8 million driven by the Company delivering strong performance against peer groups and significantly outperforming high Strategic Plan targets for the full-year 2018. Full-year core noninterest expenses increased 9%, resulting in 3 percentage points of entirely organic, positive core operating leverage.(2) The full-year 2018 core efficiency ratio was 59.1%, improved from 60.1% in 2017.

(2) As used in this release, core earnings per share (EPS), core return on average assets (ROA), core net revenue, core net interest income, core fee income (noninterest income), core noninterest expense, core efficiency ratio and core operating leverage are non-GAAP financial measures. For a reconciliation of these measures to their comparable GAAP measures, see pages 21 and 22 of this press release.

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Notable items in the quarter:

•
WSFS recorded an unrealized valuation gain of $2.2 million (pre-tax), or approximately $0.05 per share (after-tax), based on observed external transactions relating to our remaining investment in Visa Class B shares.

•
WSFS recorded $2.2 million (pre-tax), or approximately $0.06 per share (after-tax) in 4Q 2018, in corporate development expenses related to our pending merger with Beneficial, a portion of which are not tax deductible, compared to less than $0.1 million (pre-tax) or less than $0.01 per share (after-tax), in 4Q 2017.

•	WSFS realized no net gains on sales of securities in 4Q 2018, compared to $0.2 million (pre-tax), or less than $0.01 per share (after-tax), in 4Q 2017.

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CEO outlook and commentary
Rodger Levenson, President and CEO, said, “Our strong reported and core fourth quarter 2018 results, including core EPS of $0.94 and core ROA of 1.67% capped another successful year filled with record accomplishments. Our full-year 2018 core ROA of 1.63% well exceeded our 2016-2018 Strategic Plan, and creates significant momentum as we enter into our upcoming transformative combination with Beneficial and begin to execute on our 2019-2021 Strategic Plan. Delivering entirely organic and balanced core net revenue growth of 12% over 4Q 2017 demonstrates our diversified revenue sources, the strength and sustainability of our business model, and our ability to optimize previous acquisitions. Additionally, our 4Q 2018 net interest margin of 4.16%, full-year 2018 net interest margin of 4.09%, and continued strong credit quality metrics confirm our disciplined underwriting and pricing strategy in conjunction with effective balance sheet management. Significant revenue growth combined with disciplined expense management culminated in a 4Q 2018 core efficiency ratio of 58.5%, a full-year 2018 core efficiency ratio of 59.1% resulting in a healthy 3 percentage points of organic positive core operating leverage in 2018.”
“Further, the results of our 2018 Associate engagement survey conducted by the Gallup organization placed us among the top 5% of Gallup clients worldwide for the second year in a row. During the year, we also were named a top workplace in Delaware for the thirteenth consecutive year and the ‘Top Bank’ in Delaware for the eighth year in a row.  In addition, we were named a fastest growing company in the Greater Philadelphia region ‘Soaring 76’ for the second year in a row by the Philadelphia Business Journal, and we have demonstrated successful results from our enhanced branding efforts across our expanded footprint in the Delaware Valley. We believe that our sustainable and high performing financial performance is a direct result of our sustained commitment to Associate and Customer engagement through our focused strategy of ‘Engaged Associates delivering stellar experiences growing Customer Advocates and value for our Owners’.”

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Fourth Quarter 2018 Discussion of Financial Results
Net interest margin expands from good positioning in rising rate cycle and disciplined pricing
Net interest margin for 4Q 2018 was a strong 4.16%, an increase of 16 bps compared to 4Q 2017. Excluding a 3 bps decrease in purchased loan accretion, the net interest margin increased 19 bps organically compared to 4Q 2017. The 19 bps increase includes an estimated 14 bps from good positioning in the higher short-term interest rate environment, and approximately 5 bps from disciplined pricing and effective balance sheet management. Net interest income for 4Q 2018 was $64.7 million, an increase of $6.9 million, or 12%, compared to 4Q 2017. Net interest margin for the full-year 2018 was a healthy 4.09%, a 14 bps increase compared to 2017. Net interest income for the full-year 2018 was $246.5 million, an 11% increase from 2017.
Net interest margin increased 5 bps from 4.11% in 3Q 2018 and net interest income increased $1.6 million, or 2% (not annualized) from 3Q 2018. The net interest margin increased primarily from good positioning in the higher short-term interest rate environment and our continued disciplined pricing strategy.
Loan portfolio reflects disciplined pricing strategy, paydown activity, and market conditions
At December 31, 2018, WSFS’ net loan portfolio was $4.89 billion, a decrease of $32.8 million, or 1% (not annualized), from September 30, 2018. The decrease was primarily the result of a $53.5 million, or 1% (not annualized), decrease in total commercial loans, partially offset by a $27.6 million, or 4% (not annualized), increase in consumer loans. New loan fundings, which continue to be strong and consistent, were more than offset by the recent trend of elevated payoffs due to significant liquidity in the market from bank and non-bank lending. During 4Q 2018, new commercial loan fundings were approximately $74.1 million higher than the quarterly average for the first nine months of 2018; however, loan payoffs and paydowns were approximately $88.1 million higher in 4Q 2018 than the quarterly average for the first nine months of 2018. In the current competitive market, we remain focused on both pricing and underwriting discipline.

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Compared to December 31, 2017, net loans increased $81.9 million, or 2%, and this growth was entirely organic. The year-over-year growth included an increase of $123.3 million, or 22% in consumer loans. The growth in consumer loans was primarily related to second-lien home equity installment loans originated through our partnership with Spring EQ and student loans through our partnership with LendKey. These increases were partially offset by a decline in residential mortgages of $43.6 million, or 15%, reflecting our ongoing strategy of selling most newly-originated residential mortgages in the secondary market.
The following table summarizes loan balances and composition at December 31, 2018 compared to September 30, 2018 and December 31, 2017:

(Dollars in thousands)	December 31, 2018		September 30, 2018		December 31, 2017
Commercial & industrial	$2,532,377	52%	$2,598,626	53%	$2,540,853	52%
Commercial real estate	1,155,257	24	1,125,660	23	1,180,399	25
Construction	314,732	6	331,562	7	280,017	6
Total commercial loans	4,002,366	82	4,055,848	83	4,001,269	83
Residential mortgage	241,166	5	250,263	5	284,798	6
Consumer	685,244	14	657,692	13	561,905	12
Allowance for loan losses	(39,539)	(1)	(41,812)	(1)	(40,599)	(1)
Net Loans	$4,889,237	100%	$4,921,991	100%	$4,807,373	100%
Credit quality trends remain stable and strong

Credit quality metrics during 4Q 2018 reflect continued strength in portfolio performance.
Total problem assets, which includes all criticized, classified, and nonperforming loans as well as other real estate owned (OREO), were $135.6 million, or 17.21% of Tier 1 capital plus the allowance for loan losses (ALLL) at December 31, 2018, an improvement from $151.8 million, or 20%, at September 30, 2018.
Total delinquencies, which include nonperforming delinquencies, were $30.0 million at December 31, 2018, or 0.61% of gross loans, essentially flat compared to $29.8 million and 0.61% of gross loans at September 30, 2018. Excluding nonperforming delinquencies, performing loan delinquencies were only 0.27% of gross loans at December 31, 2018, as compared to 0.18% at September 30, 2018.
Total nonperforming assets decreased $6.2 million, or 12%, to $47.7 million at December 31, 2018, as compared to $53.9 million at September 30, 2018, primarily due to charge-offs related to two relationships that were reserved for in 3Q 2018. The nonperforming assets to total assets ratio decreased to 0.66% at December 31, 2018 from 0.75% at September 30, 2018.

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Net charge-offs for 4Q 2018 were $5.6 million or 0.46% (annualized), of average gross loans, an increase from $2.9 million, or 0.24% (annualized), in 3Q 2018, and $3.7 million, or 0.31% (annualized), in 4Q 2017. For the full-year 2018, the ratio of net charge-offs to total gross loans was 0.29%, as compared with 0.22% for the full-year 2017.
Total credit costs (provision for loan losses, loan workout expenses, OREO expenses and other credit costs) were $3.8 million for 4Q 2018, a slight increase from $3.7 million during 3Q 2018 and a decrease from $4.4 million during 4Q 2017. Total credit costs for the full-year 2018 were $14.6 million, as compared with $12.8 million for the full-year 2017, and both years were consistent with our expectations.
The ratio of the ALLL to total gross loans was 0.81% at December 31, 2018 compared with 0.85% at September 30, 2018. Excluding the balances for acquired loans (marked-to-market at acquisition), the ALLL to total gross loans ratio would have been 0.89% at December 31, 2018 compared with 0.95% at September 30, 2018. The ALLL was 132% of nonaccruing loans at December 31, 2018 compared to 114% at September 30, 2018 and 111% at December 31, 2017.

Customer funding reflects continued organic core deposit strength
Total customer funding was $5.44 billion at December 31, 2018, or essentially flat when compared to September 30, 2018. As expected, a temporary commercial deposit of $127.6 million exited during 4Q 2018. Excluding this temporary deposit, customer funding increased $133.5 million, or 3% (not annualized), compared to September 30, 2018, primarily due to an increase in noninterest bearing, Wealth Management-related deposits from long-term relationships, reflecting the positive synergy among our business lines.
Customer funding increased $424.4 million, or 8% compared to December 31, 2017, and was entirely organic. The year-over-year growth included a core deposit increase of $380.5 million, or 9% over the prior year, with $196.2 million attributable to no- and low-cost checking deposit accounts.
Core deposits were a very strong 88% of total customer deposits, and no- and low-cost checking deposit accounts represented a robust 50% of total customer deposits at December 31, 2018. These core deposits predominantly represent longer-term, less price-sensitive customer relationships, which are very valuable in a changing rate environment. The ratio of loans to customer deposits was a healthy 90% at December 31, 2018.

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The following table summarizes customer funding balances and composition at December 31, 2018 compared to September 30, 2018 and December 31, 2017:

(Dollars in thousands)	December 31, 2018		September 30, 2018		December 31, 2017
Noninterest demand	$1,626,252	30%	$1,515,336	28%	$1,420,760	28%
Interest-bearing demand	1,062,228	20	1,091,546	20	1,071,512	21
Savings	538,213	10	535,344	10	549,744	11
Money market	1,542,962	28	1,581,684	29	1,347,146	27
Total core deposits	4,769,655	88	4,723,910	87	4,389,162	87
Customer time deposits	672,942	12	712,859	13	629,071	13
Total customer deposits	$5,442,597	100%	$5,436,769	100%	$5,018,233	100%

Core fee income is well diversified, organically growing a strong 12% year-over-year
Core fee income (noninterest income) increased by $3.8 million, or 12%, to $36.0 million compared to 4Q 2017. This organic growth demonstrates our ability to execute on our highly diversified, high-touch, fee-based strategy. The year-over-year increase was the result of balanced growth across most of our businesses and included $2.4 million from credit/debit card and ATM income, $0.7 million from investment management and fiduciary revenue, and $0.7 million from all other banking related revenue.
When compared to 3Q 2018, core fee income increased $1.1 million, or 3% (not annualized), driven by a $0.8 million increase in credit/debit card and ATM income. Full-year 2018 core fee income increased $15.4 million over 2017, or 13%, all of which was organic growth. Excluding exited BOLI contracts, full-year 2018 core fee income increased $16.7 million over 2017, or 14%.
For 4Q 2018, core fee income was 35.7% of total revenue (computed on a fully tax-equivalent basis), compared to 35.5% for 4Q 2017, and was well diversified among various sources, including traditional banking, mortgage banking, wealth management and cash logistics services (Cash Connect®).

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Noninterest expenses reflect superior financial performance and improved full-year efficiency
Our core efficiency ratio was 58.5% in 4Q 2018, an increase compared to 57.6% in 3Q 2018 and 57.0% in 4Q 2017. The increase in 4Q 2018 included a $4.3 million increase in variable incentive compensation costs from pay-for-performance plans, including a year-end $1.8 million addition driven by the Company delivering superior performance against peer groups and high Strategic Plan targets for the full-year 2018. Excluding this $1.8 million of variable incentive compensation, our core efficiency ratio was 56.7% in 4Q 2018, an improvement from both 3Q 2018 and 4Q 2017. Our full-year 2018 core efficiency ratio was 59.1%, improved from 60.1% in 2017.
Core noninterest expense for 4Q 2018 was $59.1 million, an increase of $7.4 million, or 14%, from $51.7 million in 4Q 2017. The year-over-year increase included the aforementioned $4.3 million increase from variable incentive compensation. In addition, we also incurred $2.4 million of higher variable funding costs to support Cash Connect® revenue growth, which included a $0.9 million non-recurring true-up adjustment, and net $0.7 million of higher other operating expenses to support overall franchise growth.
When compared to 3Q 2018, core noninterest expense increased $2.5 million, primarily due to $1.6 million of higher incentive compensation costs for the reasons described above and $1.3 million of higher variable costs to support Cash Connect® revenue growth, which included the $0.9 million one-time adjustment described above. These increases were partially offset by $0.4 million of lower other operating expenses.

Income taxes
We recorded an $8.5 million income tax provision in 4Q 2018, compared to provisions of $9.9 million in 3Q 2018 and $27.9 million in 4Q 2017.
The effective tax rate was 22.2% in 4Q 2018, 20.3% in 3Q 2018, and 32.6% in 4Q 2017 (excluding previously disclosed transactions related to the 2017 Tax Cuts and Jobs Act). The slightly higher tax rate in 4Q 2018 compared to 3Q 2018 resulted primarily from lower benefits realized from stock-based compensation activity and higher non-deductible corporate development costs during the quarter. The lower tax rates in 2018 compared with 2017 primarily reflects the reduction of the corporate federal tax rate resulting from the tax law change beginning in 1Q 2018.

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Selected Business Segments (included in previous results):

Wealth Management segment revenue grew 12% over the prior year quarter
The Wealth Management segment provides a broad array of planning and advisory services, investment management, trust services, and credit and deposit products to individual, corporate, and institutional clients through multiple integrated businesses. Combined, these businesses had $19.0 billion in assets under management (AUM) and assets under administration (AUA) as of December 31, 2018.
Total Wealth Management revenue (net interest income, fiduciary fees and other fee income) was $14.8 million for 4Q 2018. Revenue increased $1.5 million, or 12%, compared to 4Q 2017 and increased $0.8 million, or 5% (not annualized), compared to 3Q 2018. The year-over-year increase reflected balanced growth in both fee revenue and net interest income. Fee revenue grew $0.7 million, or 7%, from 4Q 2017 reflecting continued organic growth across our advisory, investment management and trust services businesses. Net interest income grew by $0.8 million, or 23%, from 4Q 2017 driven by strong low-cost core deposit growth.
Total noninterest expense (including intercompany allocations and provision for loan losses) was $8.7 million for 4Q 2018, an increase of $0.3 million compared to 4Q 2017 and a decrease of $0.1 million compared to 3Q 2018 (excluding the previously reported insurance recovery). The $0.3 million increase compared to 4Q 2017 was primarily the result of a $0.3 million loan recovery recorded in the prior year and higher variable incentive compensation in 4Q 2018 due to strong performance. The $0.1 million decrease in expenses from 3Q 2018 was primarily due to lower professional fees.
Pre-tax income in 4Q 2018 was $6.1 million compared to $4.9 million in 4Q 2017 and $5.2 million in 3Q 2018, driven by the above mentioned factors.

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Cash Connect® net revenue increases 18% over same quarter 2017
Cash Connect® is a premier provider of ATM vault cash and smart safe and cash logistics services in the United States. Cash Connect® services approximately 26,600 non-bank ATMs and retail safes nationwide with over $1.0 billion in cash at December 31, 2018, and provides other fee-based services to its clients. Cash Connect® also operates 441 ATMs for WSFS Bank, which has the largest branded ATM network in Delaware.
Our Cash Connect® division recorded $11.2 million of net revenue (fee income less internal funding costs) in 4Q 2018, an increase of $1.7 million, or 18%, from 4Q 2017, primarily due to continued growth in the bailment, cash management and smart safe lines of business, partially offset by higher funding costs. Compared to 3Q 2018, net revenue increased $0.9 million, or 8% (not annualized), due to higher cash balances, increased ATM managed services, and smart safe fee income.
Non-interest expense (including intercompany allocations of expense) was $9.7 million in 4Q 2018, an increase of $2.2 million compared to 4Q 2017 and an increase of $0.9 million compared to 3Q 2018. The year-over-year increase in expenses was primarily due to higher operating costs associated with growth, higher third-party funding costs, including a $0.9 million non-recurring true-up adjustment, and investment in enhancing our smart safe technology platform. Cash Connect® reported pre-tax income of $1.5 million for 4Q 2018, which was a decrease of $0.4 million, from 4Q 2017 and a decrease of $0.1 million compared to 3Q 2018 due to organic growth partially offset by tighter margins.
During 2018, Cash Connect®’s customers felt the impact of rising interest rates that challenged their profitability and created margin compression for the entire ATM industry. Cash Connect® remains focused on optimizing the use of cash for the division and its customers to maximize efficiency. For the year, Cash Connect® also experienced significant fee income growth (over 50%) in the strategic remote cash capture (smart safe, recycler and kiosk) space with approximately 2,291 devices currently under service, up from 1,599 safes at the beginning of the year, and has a strong and growing pipeline driven by an expanding list of channel partners.

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Capital management
WSFS’ total stockholders’ equity increased $22.1 million, or 3% (not annualized), to $820.9 million at December 31, 2018 from $798.8 million at September 30, 2018, primarily due to quarterly earnings and unrealized gains on available-for-sale securities, partially offset by stock buybacks and the payment of a common stock dividend during the quarter.
WSFS’ tangible common equity(3) increased by $22.7 million, or 4% (not annualized), to $634.9 million at December 31, 2018 from $612.2 million at September 30, 2018 for the reasons described above.
WSFS’ common equity to assets ratio was 11.32% at December 31, 2018, and its tangible common equity to tangible assets ratio(3) increased by 21 bps during the quarter to 8.99%. At December 31, 2018, book value per share was $26.17, an increase of $1.09, or 4%, from September 30, 2018, and tangible common book value per share(3) was $20.24, an increase of $1.02, or 5%, from September 30, 2018.
At December 31, 2018, WSFS Bank’s Tier 1 leverage ratio of 10.82%, Common Equity Tier 1 capital ratio and Tier 1 capital ratio of 12.69%, and Total Capital ratio of 13.37%, were all substantially in excess of the “well-capitalized” regulatory benchmarks.
In 4Q 2018, WSFS repurchased 524,742 shares of common stock at an average price of $43.19, essentially completing our previous 5% buyback program approved by the Board of Directors in 4Q 2015. The Board of Directors approved a new program in 4Q 2018 that will enable us to repurchase shares in 2019 after completion of our merger with Beneficial. The program is consistent with our intent to return a minimum of 25% of annual net income to stockholders through dividends and share repurchases while maintaining capital ratios in excess of “well-capitalized” regulatory benchmarks. In addition, the Board of Directors approved a quarterly cash dividend of $0.11 per share of common stock. This dividend will be paid on February 22, 2019 to stockholders of record as of February 8, 2019.

(3) As used in this release, tangible common equity, tangible common equity to tangible assets and tangible common book value per share are non-GAAP financial measures. For a reconciliation of these measures to their comparable GAAP measures, see pages 21 and 22 of this press release.

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Fourth quarter 2018 earnings release conference call
Management will conduct a conference call to review 4Q 2018 results at 1:00 p.m. Eastern Time (ET) on Wednesday, January 23, 2019. Interested parties may listen to this call by dialing 1-877-312-5857. A rebroadcast of the conference call will be available beginning at 4 pm on Wednesday, January 23, 2019 until Wednesday, February 6, 2019 at 4 pm. by dialing 1-855-859-2056 and using Conference ID #7076308.
About WSFS Financial Corporation
WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally-managed bank and trust company headquartered in Delaware and the Delaware Valley. As of December 31, 2018, WSFS Financial Corporation had $7.2 billion in assets on its balance sheet and $19.0 billion in assets under management and administration. WSFS operates from 76 offices located in Delaware (45), Pennsylvania (29), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Wealth Investments, Cypress Capital Management, LLC, West Capital Management, Powdermill Financial Solutions, Cash Connect®, WSFS Mortgage and Arrow Land Transfer. Serving the Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit wsfsbank.com.

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Forward-Looking Statement Disclaimer

This press release contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company’s predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the markets in which the Company operates and in which its loans are concentrated, including the effects of declines in housing markets, an increase in unemployment levels and slowdowns in economic growth; the Company’s level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs; possible additional loan losses and impairment of the collectability of loans; changes in market interest rates which may increase funding costs and reduce earning asset yields and thus reduce margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company’s investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in our loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company’s operations including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations issued in accordance with this statute and potential expenses associated with complying with such regulations; the Company’s ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations; any impairment of the Company’s goodwill or other intangible assets; failure of the financial and operational controls of the Company’s Cash Connect® division; conditions in the financial markets that may limit the Company’s access to additional funding to meet its liquidity needs; the success of the Company’s growth plans, including the successful integration of past and future acquisitions; including the pending acquisition of Beneficial Bancorp, Inc. which is subject to customary closing conditions including regulatory and shareholder approvals; The Company’s ability to fully realize the cost savings and other benefits of its acquisitions, manage risks related to business disruption following those acquisitions, and post-acquisition customer acceptance of the Company’s products and services and related Customer disintermediation; negative perceptions or publicity with respect to the Company’s trust and wealth management business; adverse judgments or other resolution of pending and future legal proceedings, and cost incurred in defending such proceedings; system failure or cybersecurity breaches of the Company’s network security; the Company’s ability to recruit and retain key employees; the effects of problems encountered by other financial institutions that adversely affect the Company or the banking industry generally; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and man-made disasters including terrorist attacks; possible changes in the speed of loan prepayments by the Company’s customers and loan origination or sales volumes; possible changes in the speed of prepayments of mortgage-backed securities due to changes in the interest rate environment, and the related acceleration of premium amortization on prepayments in the event that prepayments accelerate; regulatory limits on the Company’s ability to receive dividends from its subsidiaries and pay dividends to its stockholders; the effects of any reputation, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and the effects other risks and uncertainties, including those discussed in the Company’s Form 10-K for the year ended December 31, 2017 and other documents filed by the Company with the Securities and Exchange Commission from time to time.

We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date on which they are made, and the Company disclaims any duty to revise or update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company for any reason, except as specifically required by law. As used in this press release, the terms “WSFS”, “the Company”, “registrant”, “we”, “us”, and “our” mean WSFS Financial Corporation and its subsidiaries, on a consolidated basis, unless the context indicates otherwise.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	16

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited)

(Dollars in thousands, except per share data)	Three months ended			Twelve months ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Interest income:
Interest and fees on loans	$68,435	$67,164	$59,889	$260,506	$229,147
Interest on mortgage-backed securities	7,814	6,662	5,176	26,065	19,308
Interest and dividends on investment securities	1,071	1,079	1,124	4,378	4,648
Other interest income	474	510	367	2,024	1,623
	77,794	75,415	66,556	292,973	254,726
Interest expense:
Interest on deposits	9,483	7,977	4,626	29,068	14,904
Interest on Federal Home Loan Bank advances	1,299	2,097	2,206	8,395	8,263
Interest on senior debt	1,179	1,179	1,179	4,717	7,228
Interest on trust preferred borrowings	702	677	522	2,573	1,940
Interest on other borrowings	457	388	298	1,746	1,120
	13,120	12,318	8,831	46,499	33,455
Net interest income	64,674	63,097	57,725	246,474	221,271
Provision for loan losses	3,306	3,716	4,063	13,170	10,964
Net interest income after provision for loan losses	61,368	59,381	53,662	233,304	210,307
Noninterest income:
Credit/debit card and ATM income	12,084	11,239	9,710	43,837	36,116
Investment management and fiduciary revenue	10,140	10,029	9,420	39,602	35,103
Deposit service charges	4,807	4,670	4,666	18,771	18,318
Mortgage banking activities, net	1,348	1,509	1,508	6,286	6,293
Loan fee income	633	693	735	2,492	2,218
Investment securities gains, net	—	—	220	21	1,984
Unrealized gain on equity investment	2,150	3,249	—	20,745	—
Realized gain on sale of equity investment	—	3,757	—	3,757	—
Bank-owned life insurance (loss) income	(153)	96	421	175	1,545
Other income	7,177	6,659	5,755	26,855	23,067
	38,186	41,901	32,435	162,541	124,644
Noninterest expense:
Salaries, benefits and other compensation	31,545	30,641	28,145	122,983	114,376
Occupancy expense	4,830	4,697	4,807	19,783	19,409
Equipment expense	3,086	3,258	3,020	12,609	12,564
Professional fees	2,330	2,358	2,045	8,733	8,597
Data processing and operations expense	1,992	1,962	1,594	7,757	6,779
Marketing expense	1,245	1,499	815	4,586	3,083
FDIC expenses	485	518	533	2,117	2,216
Loan workout and OREO expense	460	(19)	316	1,548	1,820
Early extinguishment of debt	—	—	—	—	695
Corporate development expense	2,205	3,794	21	6,456	878
(Recovery of) provision for legal settlement	—	(7,938)	12,000	(7,938)	12,000
(Recovery of) provision for fraud loss	—	(10)	2,844	(1,675)	2,844
Other operating expenses	13,172	11,694	11,925	48,088	41,200
	61,350	52,454	68,065	225,047	226,461
Income before taxes	38,204	48,828	18,032	170,798	108,490
Income tax provision	8,486	9,893	27,864	36,055	58,246
Net (loss) income	$29,718	$38,935	$(9,832)	$134,743	$50,244
Diluted (loss) earnings per share of common stock:	$0.93	$1.20	$(0.31)	$4.19	$1.56
Weighted average shares of common stock outstanding for fully diluted EPS (p)	31,902,023	32,348,619	31,404,353	32,167,603	32,302,540

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	17

See “Notes”
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited) - continued

	Three months ended			Twelve months ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Performance Ratios:
Return on average assets (a)	1.66%	2.18%	(0.56)%	1.92%	0.74%
Return on average equity (a)	14.89	19.75	(5.19)	17.63	6.92
Return on average tangible common equity (a)(o)	19.83	26.32	(6.60)	23.72	9.74
Net interest margin (a)(b)	4.16	4.11	4.00	4.09	3.95
Efficiency ratio (c)	59.44	49.80	74.87	54.84	64.91
Noninterest income as a percentage of total net revenue (b)	37.00	39.78	35.68	39.61	35.72
See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	18

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(Dollars in thousands)	December 31, 2018	September 30, 2018	December 31, 2017
Assets:
Cash and due from banks	$134,939	$158,234	$122,141
Cash in non-owned ATMs	484,648	552,952	598,117
Investment securities (d)	149,950	152,577	161,809
Other investments	57,662	51,809	52,240
Mortgage-backed securities (d)	1,205,079	997,131	837,499
Net loans (e)(f)(l)	4,889,237	4,921,991	4,807,373
Bank owned life insurance	6,687	6,840	102,958
Goodwill and intangibles	186,023	186,584	188,444
Other assets	134,645	131,724	128,959
Total assets	$7,248,870	$7,159,842	$6,999,540
Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$1,626,252	$1,515,336	$1,420,760
Interest-bearing deposits	3,816,345	3,921,433	3,597,473
Total customer deposits	5,442,597	5,436,769	5,018,233
Brokered deposits	197,834	287,147	229,371
Total deposits	5,640,431	5,723,916	5,247,604
Federal Home Loan Bank advances	328,465	338,465	710,001
Other borrowings	371,323	206,624	227,805
Other liabilities	87,731	92,015	89,785
Total liabilities	6,427,950	6,361,020	6,275,195
Stockholders’ equity	820,920	798,822	724,345
Total liabilities and stockholders’ equity	$7,248,870	$7,159,842	$6,999,540
Capital Ratios:
Equity to asset ratio	11.32%	11.16%	10.35%
Tangible common equity to tangible asset ratio (o)	8.99	8.78	7.87
Common equity Tier 1 capital (g) (required: 4.5%; well capitalized: 6.5%)	12.69	12.37	11.36
Tier 1 leverage (g) (required: 4.00%; well-capitalized: 5.00%)	10.82	10.65	9.73
Tier 1 risk-based capital (g) (required: 6.00%; well-capitalized: 8.00%)	12.69	12.37	11.36
Total Risk-based capital (g) (required: 8.00%; well-capitalized: 10.00%)	13.37	13.09	12.08
Asset Quality Indicators:
Nonperforming Assets:
Nonaccruing loans	$30,054	$36,688	$36,436
Troubled debt restructuring (accruing)	14,953	15,192	20,061
Assets acquired through foreclosure	2,668	2,004	2,503
Total nonperforming assets	$47,675	$53,884	$59,000
Past due loans (h)	$835	$211	$461
Allowance for loan losses	39,539	41,812	40,599
Ratio of nonperforming assets to total assets	0.66%	0.75%	0.84%
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.45	0.54	0.56
Ratio of allowance for loan losses to total gross loans (i)(n)	0.81	0.85	0.84
Ratio of allowance for loan losses to nonaccruing loans	132	114	111
Ratio of quarterly net charge-offs to average gross loans (a)(e)(i)(n)	0.46	0.24	0.31
Ratio of year-to-date net charge-offs to average gross loans (a)(e)(i)(n)	0.29	0.24	0.22

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	19

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET (Unaudited)

(Dollars in thousands)	Three months ended
	December 31, 2018			September 30, 2018			December 31, 2017
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial real estate loans	$1,453,593	$20,726	5.66%	$1,453,110	$19,833	5.41%	$1,469,316	$18,713	5.05%
Residential real estate loans	223,564	3,525	6.31	228,256	3,722	6.52	258,900	3,714	5.74
Commercial loans	2,546,071	34,737	5.43	2,594,124	34,463	5.29	2,497,730	30,575	4.89
Consumer loans	674,441	9,153	5.38	638,849	8,753	5.44	543,569	6,700	4.89
Loans held for sale	23,122	294	5.04	27,503	393	5.67	18,862	187	3.97
Total loans	4,920,791	68,435	5.53	4,941,842	67,164	5.40	4,788,377	59,889	4.98
Mortgage-backed securities (d)	1,070,865	7,814	2.92	970,501	6,662	2.75	824,838	5,176	2.51
Investment securities (d)	151,927	1,071	3.39	153,718	1,079	3.36	162,258	1,124	4.12
Other interest-earning assets	61,772	474	3.04	62,145	510	3.26	33,389	367	4.40
Total interest-earning assets	6,205,355	77,794	5.00%	6,128,206	75,415	4.90%	5,808,862	66,556	4.60%
Allowance for loan losses	(42,266)			(42,074)			(40,465)
Cash and due from banks	95,523			94,959			136,542
Cash in non-owned ATMs	487,542			546,464			575,121
Bank owned life insurance	6,738			6,347			102,781
Other noninterest-earning assets	349,396			346,743			342,467
Total assets	$7,102,288			$7,080,645			$6,925,308
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$1,053,891	$1,660	0.62%	$977,915	$1,126	0.46%	$1,017,068	$781	0.30%
Money market	1,618,594	3,775	0.93	1,498,437	2,667	0.71	1,345,702	1,375	0.41
Savings	537,715	259	0.19	550,146	257	0.19	554,028	262	0.19
Customer time deposits	685,960	2,520	1.46	701,897	2,393	1.35	597,111	1,467	0.97
Total interest-bearing customer deposits	3,896,160	8,214	0.84	3,728,395	6,443	0.69	3,513,909	3,885	0.44
Brokered deposits	244,509	1,269	2.06	319,456	1,534	1.91	243,441	741	1.21
Total interest-bearing deposits	4,140,669	9,483	0.91	4,047,851	7,977	0.78	3,757,350	4,626	0.49
FHLB of Pittsburgh advances	212,942	1,299	2.42	381,386	2,097	2.18	633,941	2,206	1.38
Trust preferred borrowings	67,011	702	4.16	67,011	677	4.01	67,011	522	3.09
Senior Debt	98,356	1,179	4.79	98,301	1,179	4.80	98,139	1,179	4.81
Other borrowed funds	117,592	457	1.54	114,427	388	1.35	122,313	298	0.97
Total interest-bearing liabilities	4,636,570	13,120	1.12%	4,708,976	12,318	1.04%	4,678,754	8,831	0.75%
Noninterest-bearing demand deposits	1,582,406			1,507,434			1,414,356
Other noninterest-bearing liabilities	91,503			82,135			80,248
Stockholders’ equity	791,809			782,100			751,950
Total liabilities and stockholders’ equity	$7,102,288			$7,080,645			$6,925,308
Excess of interest-earning assets over interest-bearing liabilities	$1,568,785			$1,419,230			$1,130,108
Net interest and dividend income		$64,674			$63,097			$57,725

Interest rate spread			3.88%			3.86%			3.85%

Net interest margin			4.16%			4.11%			4.00%
See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	20

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Unaudited)

(Dollars in thousands, except per share data)	Three months ended			Twelve months ended
Stock Information:	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Market price of common stock:
High	$49.40	$57.70	$52.50	$57.70	$52.50
Low	33.75	45.72	45.75	33.75	42.45
Close	37.91	47.15	47.85	37.91	47.85
Book value per share of common stock	26.17	25.08	23.06
Tangible common book value per share of common stock (o)	20.24	19.22	17.06
Number of shares of common stock outstanding (000s)	31,374	31,852	31,418
Other Financial Data:
One-year repricing gap to total assets (k)	(0.57)%	1.04%	(0.80)%
Weighted average duration of the MBS portfolio	4.7 years	5.6 years	5.2 years
Unrealized (losses) gains on securities available for sale, net of taxes	$(14,553)	$(30,228)	$(6,401)
Number of Associates (FTEs) (m)	1,177	1,152	1,159
Number of offices (branches, LPO’s, operations centers, etc.)	76	77	76
Number of WSFS owned ATMs	441	443	440
Notes:

(a)	Annualized.

(b)	Computed on a fully tax-equivalent basis.

(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.

(d)	Includes securities held to maturity (at amortized cost) and securities available for sale (at fair value).

(e)	Net of unearned income.

(f)	Net of allowance for loan losses.

(g)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.

(h)	Accruing loans which are contractually past due 90 days or more as to principal or interest.

(i)	Excludes loans held for sale.

(j)	Nonperforming loans are included in average balance computations.

(k)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.

(l)	Includes loans held for sale and reverse mortgages.

(m)	Includes seasonal Associates, when applicable.

(n)	Excludes reverse mortgage loans.

(o)
The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Company’s management believes that investors may use these non-GAAP measures to analyze the Company’s financial performance without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. For a reconciliation of these non-GAAP measures, see pages 21 and 22 of this press release.

(p)
Diluted earnings per share considers the impact of potentially dilutive shares except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect. For the three months ended December 31, 2017, 884,982 shares were anti-dilutive and were not included in the diluted earnings per share calculation.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	21

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)

Non-GAAP Reconciliation (o):	Three months ended			Twelve months ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net interest income (GAAP)	$64,674	$63,097	$57,725	$246,474	$221,271
Core net interest income (non-GAAP)	$64,674	$63,097	$57,725	$246,474	$221,271
Noninterest Income (GAAP)	$38,186	$41,901	$32,435	$162,541	$124,644
Less: Securities gains	—	—	220	21	1,984
Less: Unrealized gains on equity investment	2,150	3,249	—	20,745	—
Less: Gain on sale of Visa Class B shares	—	3,757	—	3,757	—
Core fee income (non-GAAP)	$36,036	$34,895	$32,215	$138,018	$122,660
Core net revenue (non-GAAP)	$100,710	$97,992	$89,940	$384,492	$343,931
Core net revenue (non-GAAP)(tax-equivalent)	$101,055	$98,323	$90,688	$385,852	$346,922
Noninterest expense (GAAP)	$61,350	$52,454	$68,065	$225,047	$226,461
(Plus)/less: (Recovery of)/provision for fraud loss	—	(10)	2,844	(1,675)	2,844
Plus/(less): (Recovery of)/provision for legal settlement	—	(7,938)	12,000	(7,938)	12,000
Less: WSFS Foundation contribution	—	—	1,500	—	1,500
Less: Corporate development costs	2,205	3,794	21	6,456	878
Less: Debt extinguishment costs	—	—	—	—	695
Core noninterest expense (non-GAAP)	$59,145	$56,608	$51,700	$228,204	$208,544
Core efficiency ratio (c)	58.5%	57.6%	57.0%	59.1%	60.1%

	Three months ended
Calculation of core operating leverage:	December 31, 2018	September 30, 2018	December 31, 2017
Core net revenue growth (year over year)	12%	12%	11%
Core noninterest expense growth (year over year)	14%	6%	9%
Core operating leverage (non-GAAP)	(2)%	6%	2%

	End of period
	December 31, 2018	September 30, 2018	December 31, 2017
Total assets	$7,248,870	$7,159,842	$6,999,540
Less: Goodwill and other intangible assets	186,023	186,584	188,444
Total tangible assets	$7,062,847	$6,973,258	$6,811,096
Total stockholders’ equity	$820,920	$798,822	$724,345
Less: Goodwill and other intangible assets	186,023	186,584	188,444
Total tangible common equity (non-GAAP)	$634,897	$612,238	$535,901
Calculation of tangible common book value per share:
Book value per share (GAAP)	$26.17	$25.08	$23.06
Tangible common book value per share (non-GAAP)	20.24	19.22	17.06
Calculation of tangible common equity to tangible assets:
Equity to asset ratio (GAAP)	11.32%	11.16%	10.35%
Tangible common equity to tangible assets ratio (non-GAAP)	8.99	8.78	7.87

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	22

	Three months ended			Twelve months ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
GAAP net (loss) income	$29,718	$38,935	$(9,832)	$134,743	$50,244
Plus (less): Pre-tax adjustments: Securities gains, realized/unrealized gains on equity investment, (recoveries of)/provisions for legal settlement and fraud loss, WSFS Foundation contribution, corporate development costs, and debt extinguishment costs	55	(11,160)	16,145	(27,680)	15,933
Tax adjustments: DTA writedown & BOLI surrender	—	—	22,452	—	22,452
Tax impact of pre-tax adjustments	141	3,140	(5,858)	7,244	(5,788)
Adjusted net income (non-GAAP)	$29,914	$30,915	$22,907	$114,307	$82,841

GAAP return on average assets (ROA)	1.66%	2.18%	(0.56)%	1.92%	0.74%
Plus (less): Pre-tax adjustments: Securities gains, realized/unrealized gains on equity investment, (recoveries of)/provisions for legal settlement and fraud loss, WSFS Foundation contribution, corporate development costs, and debt extinguishment costs	—	(0.63)	0.92	(0.39)	0.23
Tax adjustments: DTA writedown & BOLI surrender	—	—	1.29	—	0.33
(Plus) less: Tax impact of pre-tax adjustments	0.01	0.18	(0.34)	0.10	(0.09)
Core ROA (non-GAAP)	1.67%	1.73%	1.31%	1.63%	1.21%

EPS (GAAP)	$0.93	$1.20	$(0.31)	$4.19	$1.56
Plus (less): Pre-tax adjustments: Securities gains, realized/unrealized gains on equity investment, (recoveries of)/provisions for legal settlement and fraud loss, WSFS Foundation contribution, corporate development costs, and debt extinguishment costs	—	(0.34)	0.50	(0.86)	0.49
Tax adjustments: DTA writedown & BOLI surrender	—	—	0.70	—	0.70
(Plus) less: Tax impact of pre-tax adjustments	0.01	0.10	(0.18)	0.22	(0.19)
Core EPS (non-GAAP)	$0.94	$0.96	$0.71	$3.55	$2.56

Calculation of return on average tangible common equity:
GAAP net (loss) income	$29,718	$38,935	$(9,832)	$134,743	$50,244
Plus: Tax effected amortization of intangible assets	537	543	461	2,164	1,954
Net tangible income (non-GAAP)	$30,255	$39,478	$(9,371)	$136,907	$52,198
Average shareholders’ equity	$791,809	$782,100	$751,950	$764,489	$725,763
Less: average goodwill and intangible assets	186,418	187,007	188,834	187,297	189,784
Net average tangible common equity	$605,391	$595,093	$563,116	$577,192	$535,979
Return on average tangible common equity (non-GAAP)	19.83%	26.32%	(6.60)%	23.72%	9.74%

Calculation of core return on average tangible common equity:
Adjusted net income (non-GAAP)	$29,914	$30,915	$22,907	$114,307	$82,841
Plus: Tax effected amortization of intangible assets	537	543	461	2,164	1,954
Core net tangible income (non-GAAP)	$30,451	$31,458	$23,368	$116,471	$84,795
Net average tangible common equity	$605,391	$595,093	$563,116	$577,192	$535,979
Core return on average tangible common equity (non-GAAP)	19.96%	20.97%	16.46%	20.18%	15.82%